Filed Pursuant to Rule 424(b)(3) SEC File #333-237642

1st FRANKLIN FINANCIAL CORPORATION VARIABLE RATE

SUBORDINATED DEBENTURES

PERIODS OF DECEMBER 8, 2022 THRU DECEMBER 14, 2022 AND

DECEMBER 15, 2022 THRU DECEMBER 21, 2022

Period of December 8, 2022 Thru December 14, 2022
		Interest	Minimum
Effective	Interest	Adjustment	Investment
Yield (a)	Rate (b)	Period (c)	Amount
1.77	1.75	1 Month	$500.00
1.77	1.75	3 Months	$500.00
3.30	3.25	6 Months	$500.00
3.82	3.75	1 Year	$500.00
4.08	4.00	2 Years	$500.00
4.34	4.25	4 Years	$500.00
Period of December 15, 2022 Thru December 21, 2022
		Interest	Minimum
Effective	Interest	Adjustment	Investment
Yield (a)	Rate (b)	Period (c)	Amount
1.77	1.75	1 Month	$500.00
1.77	1.75	3 Months	$500.00
3.30	3.25	6 Months	$500.00
3.82	3.75	1 Year	$500.00
4.08	4.00	2 Years	$500.00
4.34	4.25	4 Years	$500.00

(a)

Compounded daily based on 365/366 year.

(b)

Interest is earned daily, and will be paid promptly upon a holder’s request, otherwise principal and interest are payable at maturity.

(c)

At the end of this period, the interest rate will be adjusted. Debentures mature four years from their date of issue, subject to earlier redemption as provided for therein. Redemption at any other time is at the discretion of the Company and is subject to an interest penalty. Absent redemption by the holder at maturity, the term of the Debenture will be extended for one four-year period, subject to the same redemption rights.

This is not an offer to sell, or the solicitation of an offer to purchase these securities. Any offer or sale will be made only by a prospectus, which is available by visiting us at 135 East Tugalo Street, Toccoa, Georgia, by writing us at P.O. Box 880, Toccoa, Georgia 30577 or by calling us at (706) 886-7571 or (800) 282-0709 (toll-free).

1st Franklin Financial Corporation (“1FFC”) is not a bank. All investments offered by 1FFC are not bank deposits or obligations, are not insured by the FDIC or any other Federal or State governmental agency and are not guaranteed by a depository institution. All investment products are subject to loss. Please see the Terms & Conditions of your Investment with us and our periodic filings with the Securities and Exchange Commission for further information.

Prospectus Supplement Dated December 8, 2022